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Contact:

Mark R. Vincent
Director of Corporate Communications & Investor Relations mvincent@curagen.com
1-888-GENOMICS
www.curagen.com

--------------------------------------------------------------------------------
Conference Call Details: A webcast of this conference will be available beginning at 9:30 EST at www.curagen.com. In addition to the webcast, a replay of the conference call will be available beginning 11:30 a.m. EST on January 31 until 11:30 a.m. EST on Thursday, February 7, by dialing 800-633-8284 (domestic) or 858-812-6440 (international). The pass code for the replay is 20261943.
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FOR IMMEDIATE RELEASE
---------------------

     CuraGen Reports Fourth Quarter and Year End 2001 Financial Results and
                2002 Projected Milestones and Financial Guidance

Preclinical Pipeline Advancements and Bayer Metabolic Disease Alliance Highlight Year

New Haven, CT - January 31, 2002 - CuraGen Corporation (Nasdaq: CRGN), an integrated, genomics-based pharmaceutical company, today reported financial results for the fourth quarter, and fiscal year, which ended on December 31, 2001.

"During 2001, we continued to build a broad pipeline of potential protein, antibody, and small molecule therapeutics across four disease areas. Simultaneously, CuraGen is leveraging its strong financial position to establish drug development and commercialization alliances that enhance the Company's core competencies, while enabling CuraGen to maintain substantial ownership of its evolving drug pipeline," stated Jonathan M. Rothberg, Ph.D., CuraGen's Founder, Chairman, and CEO. "By working closely with our strategic partners and leveraging their complementary expertise and resources, we are reducing the costs and mitigating the risks associated with developing a diversified portfolio of genomics-based pharmaceutical products," added Dr. Rothberg.

For the year ended December 31, 2001, revenue increased 12.7% to $23.5 million, as compared to $20.8 million for the fiscal year 2000. During the fourth quarter of 2001, revenue increased 5.2% to $5.5 million, as compared to $5.2 million for the same period in 2000. Research and development expenditures increased 60.8% to $65.8 million for the year ended 2001, as compared to $41 million for the fiscal year 2000. During the fourth quarter of 2001, research and development expenditures increased 50.9% to $20 million, as compared to $13.2 for the same period in 2000.

As of December 31, 2001, CuraGen had available cash resources and short-term investments of approximately $508 million.

                                    - MORE -

CuraGen's net loss for the year ended December 31, 2001, was $42.9 million or $0.89 per common share, as compared to $27 million or $0.70 per common share, for the fiscal year 2000. The net loss for the fourth quarter of 2001 was $16.2 million or $0.33 per common share, as compared to a net loss of $8.6 million or $0.21 per common share, for the fourth quarter of 2000.

The world's existing drugs were developed based upon 350 gene-based targets. To date, CuraGen scientists have identified and are evaluating 557 new gene-based targets that include 120 proteins, 191 antibody targets, and 246 small molecule targets. CuraGen and its partners are currently advancing 170 of these projects through discovery and preclinical development.

CuraGen scientists are developing a pipeline of products across four disease areas including obesity and diabetes, cancer, inflammatory diseases, and central nervous system disorders. This pipeline includes a portfolio of potential protein, antibody, and small molecule therapeutics to treat previously unmet medical needs. Through these efforts, CuraGen scientists have identified greater than 50 potential protein therapeutics and have advanced seven as validated candidates. In the area of antibody development, CuraGen has elected 91 antibody targets with Abgenix, and is evaluating 14 fully human monoclonal antibodies as potential therapeutics. Lastly, CuraGen's understanding of the human genome and genetic basis of disease has enabled CuraGen and Bayer scientists to initiate 31 small molecule target projects and successfully complete screening against four of these targets.

                        2001 Significant Accomplishments
                        --------------------------------

Advancing CuraGen's Protein Drug Pipeline
-----------------------------------------
o CuraGen scientists announced the discovery of a new protein in the fibroblast growth factor (FGF) family, subsequently named FGF-20. The unique activity of FGF-20 was outlined in the April 1, 2001 issue of the journal "Cancer Research". CuraGen scientists are currently developing fully human monoclonal antibodies that may serve as therapeutics to inhibit the function of this naturally occurring protein, while simultaneously investigating the use of this protein as a potential therapeutic for inflammatory diseases.

o CuraGen scientists announced the discovery of a new member of the platelet-derived growth factor (PDGF) family, subsequently named PDGF-D. The unique activity of PDGF-D was outlined in the May 1, 2001 issue of the journal "Nature Cell Biology". This naturally occurring protein may have broad therapeutic applications because of its unique cellular activity and biochemical properties. Fully human monoclonal antibodies for inhibiting the function of this protein are being investigated as potential therapeutics to treat cancer, cardiovascular, and kidney diseases.

o CuraGen scientists presented late-stage preclinical data on CuraGen's novel growth factor CG53135 at the 66th Annual Scientific Meeting of the American College of Gastroenterology. This protein is being investigated for the treatment of ulcerative colitis, a component of inflammatory bowel disease.

Strategic Drug Development Alliances
------------------------------------
o Bayer and CuraGen entered a $1.4 billion alliance to discover, develop, and jointly commercialize small molecule drugs to treat obesity and adult onset diabetes. Within one year of entering into this alliance, Bayer and CuraGen elected 31 small molecule targets for screening and have successfully advanced four targets through small molecule screening. As a result of these accomplishments, CuraGen's targets are being given high priority status for screening at Bayer.

                                    - MORE -

o Through a separate agreement, CuraGen and Bayer scientists are applying functional genomic technologies, toxicogenomics, and pharmacogenomics, to evaluate Bayer's developmental and preclinical pipeline of pharmaceutical compounds across all disease areas.

o During 2001, Abgenix and CuraGen scientists jointly elected to develop antibodies against 91 novel drug targets, which represent more than 30% of the 250 novel drug targets expected to be selected throughout this five-year alliance. From these efforts, scientists at CuraGen are evaluating 14 fully human monoclonal antibodies as possible therapeutics for cancer and inflammatory diseases.

o CuraGen and Hoffmann-La Roche completed the research portion of their collaboration during the fourth quarter of 2001. This two-year service-based collaboration was renewed for one additional year to conduct proteomics research, which resulted in the identification of previously unknown protein pathways associated with COPD and cancer-inducing viral infection. Throughout this collaboration, CuraGen conducted research in metabolic disorders, oncology, COPD, and viral infection, which resulted in the discovery of over 100 potential drug targets, pharmacogenomic markers, and diagnostic markers. CuraGen remains eligible to receive additional milestone and royalty payments stemming from continued product advancements.

Expanding the Team
------------------
o CuraGen, and its subsidiary 454 Corporation, now employ greater than 500 people. During 2001, CuraGen strengthened its Clinical and Regulatory Affairs team in preparation for submitting the Company's first Investigational New Drug applications (INDs) and established an infrastructure for filing fully electronic IND submissions. In addition, CuraGen expanded its senior management team with the addition of two experienced industry executives. Thomas F. McCaffery, III, joined CuraGen as Vice President and General Counsel from AstraZeneca, and John E. Murphy joined the Company as Vice President and Chief Information Officer from Predict, Inc.

o Ronald M. Cresswell, Ph.D., Hon. D.Sc., F.R.S.E., was elected to CuraGen's Board of Directors. Dr. Cresswell brings 37 years of pharmaceutical industry experience to CuraGen's Board, and oversaw the development of several blockbuster pharmaceutical products, including Lipitor, Neurontin and Accupril. Most recently, Dr. Cresswell was Chief Scientific Officer and Senior Vice President of Warner-Lambert Company. In addition, Randy Thurman resigned his board seat to focus on his responsibilities as President and Chief Executive Officer of Viasys Healthcare.

o    During 2001, CuraGen expanded its Scientific Advisory Board to include Lee
     E. Babiss, Ph.D., and Stephen M. Strittmatter, M.D., Ph.D. Dr. Babiss is Vice President of Preclinical Research and Development for Hoffmann-La Roche, and will be lending his experience in drug development to CuraGen scientists. Dr. Strittmatter is Yale University School of Medicine's Vincent Coates Chair in Neurology and has joined CuraGen's Scientific Advisory Board to lend his expertise in neurology and neurobiology to the Company's scientists, as they advance potential therapeutics stemming from CuraGen's central nervous system disease program.

                                    - MORE -

              Projected Milestones and Financial Guidance for 2002
              ----------------------------------------------------

This section contains forward-looking guidance about CuraGen's business and financial outlook for 2002.

"CuraGen's strategy is comprised of three components: Develop and enhance our functional genomic technologies; Establish strategic partnerships that provide near-term revenues and strengthen our capabilities and; Develop and maintain significant ownership of our proprietary drug pipeline. Below, we have outlined CuraGen's year 2002 milestones and financial guidance. We expect that this guidance will provide our stakeholders with greater insight into the significant progress we are making toward accomplishing our overall goal of developing a broad pipeline of genomics-based pharmaceutical products," stated David M. Wurzer, CuraGen's Executive Vice President and Chief Financial Officer.

Advancing CuraGen's Drug Pipeline
---------------------------------
CuraGen's long-term value will come from successfully developing a pipeline of protein, antibody, and small molecule therapeutics. In this regard, the Company expects to initiate an additional 20 protein therapeutic projects and advance 10 additional validated protein candidates. During 2002, CuraGen expects to submit two INDs to the FDA for protein therapeutic drug candidates stemming from its internal development programs. In addition, management anticipates delivering 40 additional antibody targets to Abgenix and expects to evaluate an additional 20 fully human monoclonal antibodies as potential therapeutics. CuraGen scientists are also increasing the Company's value by developing a pipeline of small molecule therapeutics. During 2002, CuraGen expects to elect an additional 24 small molecule target projects and complete 12 additional screens with Bayer. Also in 2002, the Companies expect to select their first preclinical candidate to potentially treat either obesity or diabetes.

Strategic Drug Development Alliances
------------------------------------
CuraGen is attempting to reduce the costs and mitigate the risks associated with drug development by establishing strategic alliances that enhance the Company's core capabilities, while simultaneously enabling CuraGen scientists to leverage its partners' complementary resources and expertise. During 2002, CuraGen management expects to establish a drug development alliance surrounding one of the Company's established disease programs, in order to further enhance its ability to develop and commercialize small molecule therapeutics. Also in 2002, management anticipates announcing a strategic alliance that will enhance CuraGen's ability to further monetize its genomic assets.

Leading Genomic and Bioinformatic Technologies
----------------------------------------------
CuraGen, and its subsidiary 454 Corporation, are developing industry-leading technologies. During 2002, the companies expect to hire additional management to guide 454 Corporation's technology development efforts. In addition, CuraGen management anticipates announcing major technology advancements to strengthen CuraGen's drug discovery and development capabilities.

Financial Guidance
------------------
CuraGen continues to make significant progress in developing its proprietary drug pipeline. To support these efforts, the Company has been actively reallocating resources from smaller, service-based collaborations to larger, more valuable strategic alliances that better enable CuraGen scientists to advance its growing pipeline. Examples of these arrangements include CuraGen's alliances with Abgenix and Bayer. Each of these alliances enables CuraGen to advance its pipeline, while simultaneously providing the Company with specific technologies or additional capital. As a result of focusing on developing CuraGen's proprietary pipeline and replacing service-based collaborations with strategic drug development alliances, management anticipates that 2002 revenues will be approximately 75% of its 2001 revenues.

                                    - MORE -

Throughout 2002, the Company plans to continue making substantial R&D investments in its emerging preclinical and clinical drug pipeline. In that regard, management foresees research and development expenses increasing within a range of 40% to 50% over 2001 expenditures. Management views these expenditures to be crucial to the Company's future success. By continuing to make strategic investments in research and development, CuraGen management is building substantial value for its stakeholders. The Company is projecting general and administrative expenses necessary to support overall growth to increase between 20% and 25%, and operating expenses are expected to increase within a range of 40%-50%, leading to an increased operating loss ranging between 60% and 70% over fiscal 2001.

Net interest income is anticipated to decrease by approximately 40% to 50% and tax benefits from the State of Connecticut are expected to decrease within a range of 65% to 75%. The overall weighted average number of shares outstanding should increase modestly between 3% and 5%, primarily due to employee stock option exercises. CuraGen's losses attributed to its minority ownership in 454 Corporation are expected to increase by approximately 145% to 160%, as the 454 subsidiary ramps up expenditures associated with technology development.

CuraGen management is committed to building a diversified product portfolio, while leveraging technologies that mitigate the overall risks associated with drug development. The Company is accomplishing this by applying functional genomic and bioinformatic technologies, toxicogenomics, and pharmacogenomics to the development of protein, antibody, and small molecule therapeutics. As a result of preclinical and clinical costs associated with advancing its drug pipeline, CuraGen's overall net loss is projected to increase between 100% and 110% over the fiscal 2001 net loss, leading to an anticipated operating cash burn ranging between $85 and $90 million. In order to advance CuraGen's therapeutic pipeline in a cost effective and efficient manner, management has made the strategic decision to invest an additional $40 million to build a protein production facility that will enable scientists to maintain the control necessary to expedite production of these therapeutics. The Company expects to incur the majority of costs associated with this capital investment over the second half of 2002 and during the first half of 2003.

Management is keenly focused on building CuraGen's long-term valuation by establishing strategic partnerships that enhance the Company's core competencies and by making the necessary strategic investments in technology and production capacity that will enable CuraGen scientists to effectively develop a broad pipeline of potential therapeutics to treat diseases with large, unmet medical needs.

CuraGen Corporation (Nasdaq: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.
                            ---------------
                                    - MORE -

This press release may contain forward-looking statements about our growth and future operating results, discovery and development of products, potential strategic alliances, intellectual property and technologies, our ability to reduce costs and mitigate the risks associated with our development of a diversified portfolio of products. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

                         - (Financial Table to Follow) -

                       CURAGEN CORPORATION AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)




                                       Three Months Ended                            Year Ended
                                          December 31,                               December 31,
                                          (unaudited)                                 (audited)
                                  ------------        ------------        ------------        ------------
                                      2001                2000                2001                2000
                                  ------------        ------------        ------------        ------------
Revenue:
     Collaboration revenue        $      5,490        $      5,218        $     23,475        $     20,838
                                  ------------        ------------        ------------        ------------
          Total revenue                  5,490               5,218              23,475              20,838
                                  ------------        ------------        ------------        ------------

Operating expenses:
     Collaborative research
       and development                  19,988              13,248              65,849              40,951
     General and
       administrative                    4,842               4,669              18,831              14,243
                                  ------------        ------------        ------------        ------------
       Total operating
         expenses                       24,830              17,917              84,680              55,194
                                  ------------        ------------        ------------        ------------

Loss from operations                   (19,340)            (12,699)            (61,205)            (34,356)
Interest income, net                     1,653               2,920              13,237               5,650
                                  ------------        ------------        ------------        ------------
Net loss before income taxes
  and minority interest
  in subsidiary loss                   (17,687)             (9,779)            (47,968)            (28,706)

Income tax benefit                       1,000                 780               3,550               1,400

Minority interest in
  subsidiary loss                          525                 392               1,506                 328
                                  ------------        ------------        ------------        ------------
Net loss                          $    (16,162)       $     (8,607)       $    (42,912)       $    (26,978)
                                  ============        ============        ============        ============
Basic and diluted net loss
  per share                       $      (0.33)       $      (0.21)       $      (0.89)       $      (0.70)
                                  ============        ============        ============        ============

Weighted average number of
  shares used in computing
  basic and diluted net loss
  per share                             48,704              41,612              48,208              38,748
                                  ============        ============        ============        ============



                       SELECTED BALANCE SHEET INFORMATION

                                                                                  December 31,  December 31,
                                                                                     2001          2000
                                                                                   ---------     ---------
                                                                                   (audited)     (audited)
Cash and short-term investments                                                     $508,349      $477,032
Working capital                                                                      496,130       462,543
Total assets                                                                         538,702       499,163
Total long-term liabilities                                                          152,297       154,907
Accumulated deficit                                                                  124,592        81,681
Stockholders' equity                                                                 355,945       311,609